EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 18, 2020 (the “Effective Date”), between AMICUS THERAPEUTICS, INC., a Delaware corporation having an office at 6400 Sanger Road, Orlando FL 32827 (the “Company”), and David Clark, an individual residing at […], (“Employee”) (together, the “parties”).

WHEREAS, the Company wishes to continue to employ Employee, and Employee wishes to continue to be employed by Company, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt whereof is hereby acknowledged, the parties agree as follows:

Section 1.    Definitions. Unless otherwise defined herein, the following terms shall have the following respective meanings:

“Accrued Amounts” means, as of the termination of Employee’s employment:
(a) the total of any expenses properly incurred by Employee under Section 3.4(b) that have not previously been reimbursed as of the effective date of the termination; (b) the sum of
Employee’s accrued, but unused, vacation time, if any, as of the effective date of the termination; and (c) any accrued and unpaid Base Salary through and including the effective date of
Employee’s termination.

“Affiliate” shall mean any other company, directly or indirectly, controlling, controlled by or under common control with the Company.

“Cause” means Employee’s: (i) willful or deliberate misconduct that has or could reasonably be expected to have a materially adverse impact on the reputation or business of the Company (or an Affiliate), or that results in gain or personal enrichment of Employee to the detriment of the Company (or an Affiliate); (ii) violation of Company policy including, but not limited to, policies prohibiting harassment and other workplace misconduct, and policies governing corporate compliance; (iii) misappropriation of the funds or assets of the Company (or an Affiliate); (iv) conviction, plea of guilty, admission to facts sufficient for a finding of guilt, or plea of no contest (or nolo contendere) to: (a) any felony, or (b) any misdemeanor involving fraud, theft, dishonesty, wrongful taking of property, embezzlement, bribery, forgery or extortion; (v) material breach of this Agreement; (vi) material breach of the Confidentiality, Non- Disclosure and Non-Competition Agreement attached as Exhibit A; (vii) breach of Employee’s duty of loyalty to the Company; (viii) disqualification, bar or suspension by any governmental authority from performing any of the duties contemplated by this Agreement; (ix) material failure to perform Employee’s duties or obligations hereunder (other than as a result of being Unable to Work); or (x) willful failure to adhere to or carry out lawful duties or directives of the Company’s Chief Executive Officer (“CEO”) or Board of Directors (“Board”). Notwithstanding anything to the contrary herein, the Company shall not be deemed to have terminated Employee for Cause for the events described above in subsections (ix) or (x) unless the CEO or Board, as applicable, has determined that such events are amenable to cure and given Employee written notice of the occurrence of the claimed event(s) constituting Cause and Employee has failed to cure such event(s) within fourteen (14) calendar days after Employee’s receipt of such notice (or such other period as may be deemed reasonable by the CEO or Board under the circumstances and communicated to Employee). The other events described above are not subject to an opportunity to cure but the Company may, in its sole discretion, conduct an investigation into those events and provide the employee a full opportunity to participate.

“Change in Control Event” means any of the following: (i) when any person or entity who is not currently a stockholder of the Company (as of the date of this Agreement) becomes the beneficial owner of greater than 50% of the then-outstanding voting power of the Company; (ii) when a merger or consolidation with another entity occurs that causes the voting securities of the Company outstanding immediately before the transaction to constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction; or (iii) when a sale or disposition of all or substantially all of the Company’s assets occurs. Notwithstanding the foregoing, no event shall be deemed to be a Change in Control Event unless such event would also be a Change in Control under Section 409A and the rules and regulations promulgated thereunder (collectively, “Section 409”) of the Internal Revenue Code of 1986, as amended (the “Code”) or would otherwise be a permitted distribution event under Section 409A.

“Change in Control Severance Benefits” means: (i) payment of an amount equal to one and one-half (1.5) times Employee’s then current Base Salary, payable in installments over eighteen (18) months, commencing within sixty (60) calendar days after the resignation or termination (collectively, “termination’) of Employee’s employment with the Company, in accordance with the Company’s customary payroll practices for its senior management personnel; (ii) payment of an amount equal to 100% of the target Bonus for the calendar year in which such termination occurs (such amount being payable in a lump sum), payable within seventy five (75) calendar days following such termination ; (iii) the accelerated vesting of stock options held by Employee immediately prior to such termination (“Options”), such that all Options will become vested as of the date of Employee’s termination; (iv) the accelerated vesting of restricted stock grants held by Employee immediately prior to such termination (“Grants”), such that all Grants will become vested as of the date of Employee’s termination; (v) the accelerated vesting of performance restricted stock units held by Employee immediately prior to such termination at the applicable performance targets or such greater amounts as determined by the Board of Directors in their sole discretion; and (vi) in the event that Employee is enrolled in any of the Company’s group health benefits plans as of the effective date of Employee’s termination, then Employee and Employee’s eligible dependents, if any, shall remain eligible to continue their participation in such plans for a period of eighteen (18) months after Employee’s date of termination, subject to the eligibility and other terms and conditions of such plans, except that the Company will pay the full premiums otherwise payable for such coverage during such 18 month period. Notwithstanding any other provision of this Agreement, Employee’s receipt of Change in Control Severance Benefits is conditioned on Employee’s execution and delivery to the Company of a separation agreement (that Employee does not revoke) containing a general release, the form and substance of which are acceptable to the Company.

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“Good Reason” means the occurrence of one or both of the following events without Employee’s consent: (i) the Company’s material diminution of Employee’s authority, duties, or responsibilities as set forth in this Agreement; or (ii) the Company’s change in the principal geographic location at which Employee provides services to the Company to a location more than thirty (30) miles from Employee’s assigned primary office location, unless such relocation is only temporary, for a reasonable period of time, or unless such relocation merely constitutes travel reasonably required in connection with the performance of Employee’s duties. Notwithstanding anything to the contrary herein, Employee shall not be deemed to have resigned for Good Reason unless: (a) Employee had provided to the Company written notice within thirty
(30) calendar days of the occurrence of the claimed event(s) constituting Good Reason, specifying in detail the basis for such Good Reason; (b) the Company fails to cure the Good Reason within thirty (30) calendar days after its receipt of such notice, and (c) Employee terminates employment within sixty (60) calendar days after providing notice to Company of the claimed event(s) constituting Good Reason.

“Severance Benefits” means (i) payment of an amount equal to Employee’s then current Base Salary, payable in installments over twelve (12) months, commencing within sixty
(60) calendar days of the termination of Employee’s employment with the Company, in accordance with the Company’s customary payroll practices then in effect for its senior management personnel; (ii) payment of a bonus equal to 100% of the target Bonus for the calendar year in which such termination occurs pro-rated for the number of days actually worked in the year of termination, payable within seventy five (75) calendar days following such termination; (iii) the accelerated vesting of the Options, such that the portion of the Options that was otherwise scheduled to vest during the twelve (12) month period immediately following such termination (had Employee remained employed with the Company for that period) will become vested as of the date of Employee’s termination; (iv) the accelerated vesting of RSUs, such that the portion of RSUs that was otherwise scheduled to vest during the twelve (12) month period immediately following such termination (had Employee remained employed with the Company for that period) will become vested as of the date of Employee’s termination; (v) the accelerated vesting of PRSUs, such that the portion of PRSUs that was otherwise scheduled to vest during the twelve month period immediately following such termination (had Employee remained employed with the Company for that period) will become vested as of the date of
Employee’s termination; and (vi)in the event that Employee is enrolled in any of the Company’s group health benefits plans as of the effective date of Employee’s termination, then Employee and Employee’s eligible dependents, if any, shall remain eligible to continue their participation in such plans for a period of twelve (12) months after Employee’s date of termination, subject to the eligibility and other terms and conditions of such plans, except that the Company will pay the full premiums otherwise payable for such coverage during such 12 month period.
Notwithstanding any other provision of this Agreement, Employee’s receipt of Severance Benefits is conditioned on Employee’s execution and delivery to the Company of a separation agreement (that Employee does not revoke) containing a general release, the form and substance of which are acceptable to the Company.

“Unable to Work” means the determination by the Company, following an interactive process, that Employee has become physically or mentally incapable of performing

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Employee’s essential job functions, with or without a reasonable accommodation, following any period during which such status would be protected under applicable law.

Section 2.    Employment.

2.1.Duties and Responsibilities. Subject to the terms and conditions of this Agreement, Employee will be employed by the Company as Chief People Officer or in such other position as may be mutually agreed upon by the parties. A Job Description setting forth Employee’s duties and responsibilities is attached as Exhibit C. Employee accepts such employment, and agrees to perform all of the duties and accept all of the responsibilities accompanying such position. Employee agrees to serve the Company faithfully and to the best of Employee’s abilities, and to devote all of Employee’s business time, skill and attention to such service. Employee is expected to be available for meetings on a regular basis, upon request by the Company, at the Company’s Cranbury, New Jersey, and Philadelphia, Pennsylvania, locations or such other Company locations as needed including, but not limited to, the Company’s international offices.

2.2.Full Time and Attention. Employee shall devote Employee’s full business time and best efforts to the performance of Employee’s duties and to the furtherance of the Company’s interests. During Employee’s employment with the Company, Employee may not hold another position of employment, or be retained as a consultant, or engage in any other business activity (whether full-time or part-time, whether or not for compensation), unless the Company gives Employee prior written permission to do so. Notwithstanding anything stated in this provision to the contrary, Employee is permitted to engage in charitable activities, as long as they do not interfere with Employee’s employment obligations to the Company.

2.3.Company Policies. During Employee’s employment with the Company, Employee will be subject to all applicable employment and other policies of the Company, as outlined in the Amicus Employee Handbook and as otherwise published by the Company in writing.

Section 3.    Compensation and Benefits.

3.1.Base Salary. During Employee’s employment, the Company shall pay Employee a salary at the gross annual rate of $427,450 (less applicable withholding) or such greater amount as the Board or a committee thereof may from time to time establish pursuant to the terms hereof (the “Base Salary”). Such Base Salary shall be reviewed annually and may be increased, but not decreased, by the Board or a committee thereof in its sole discretion. The Base Salary shall be payable in accordance with the Company’s customary payroll practices for its senior management personnel.

3.2.Bonus. During Employee’s employment, Employee shall be eligible to participate in the Company’s bonus programs as may be in effect with respect to senior management personnel. Employee shall be eligible to earn an annual target bonus of 100% of the Base Salary in cash (the “Bonus”) such actual amount determined by the Company Compensation Committee in its absolute discretion and at 40% of base salary; provided,

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however, that notwithstanding anything to the contrary herein or in any bonus program, Employee must be employed by the Company as of December 31 of the applicable calendar year, in order to be eligible to earn a Bonus for such calendar year. Any Bonus payment to which Employee becomes entitled hereunder shall be paid to Employee in a lump sum (less applicable withholding) on or before the 15th day of the third month following the end of the calendar year in which the Bonus was earned.

3.3.Equity. Subject to the terms and conditions of the Company’s Amended and Restated 2007 Equity Incentive Plan and such other equity plans as the Company may adopt from time to time including, but not limited to, an Employee Stock Purchase Plan, during
Employee’s employment with the Company, Employee will be eligible to receive stock options, Restricted Stock Units and Performance Restricted Stock Units pursuant to any Award
Agreement (as that term is defined in the Company’s Equity Incentive Plan) between Employee and the Company. Unless otherwise provided in this Agreement, the terms and conditions of the applicable equity plan will govern all equity grants to Employee (including vesting of options and units), including with regard to the impact of the end of Employee’s employment on such equity grants.

3.4.Benefits.

(a)Benefit Plans. During Employee’s employment, Employee may participate in any benefit plans (including health and medical insurance) as may be in effect with respect to senior management personnel of the Company, including any equity plan, subject to the eligibility and contribution requirements, enrollment criteria and other terms and conditions of such plans. The Company reserves the right to modify, amend and eliminate any such plans, in its sole and absolute discretion.

(b)Reimbursement of Expenses. During Employee’s employment, the Company shall pay or promptly reimburse Employee, upon submission of proper invoices or other documentation in accordance with the Company’s policies and procedures, for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Employee in the performance of Employee’s duties. Any taxable reimbursement of business or other expenses as specified under this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(c)Vacation. During Employee’s employment, Employee shall be entitled to vacation in accordance with the policies of the Company applicable to senior management personnel as may be in effect from time to time.

(d)Withholding. The Company shall withhold from all amounts payable or benefits accorded to Employee all federal, state and local income, employment and other taxes, as and in such amounts as may be required by applicable law.

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Section 4.    Duration of Employment. Employee’s employment with the Company shall begin on the Effective Date and continue until Employee’s employment is terminated by either Employee or the Company. At all times, Employee’s employment with the Company shall be “at-will,” meaning that either Employee or the Company may terminate the employment at any time, for no reason or any lawful reason.

Section 5.    Termination; Severance Benefits.

5.1.Notice of Termination. Any termination of Employee’s employment by the Company or by Employee (other than on account of death) shall be communicated to the other party by written notice that indicates the specific termination provision in this Agreement relied upon. Except as otherwise expressly provided in this Agreement or the notice, the termination shall take effect immediately. The parties agree that the notice requirements set forth in this Agreement do not alter the “at will” nature of Employee’s employment, as described in Section 4.

5.2.Generally. Upon termination of Employee’s employment for any reason, Employee shall be deemed simultaneously to have resigned as a member of the Board, if applicable, and from any other position or office Employee may at the time hold with the Company or any of its Affiliates. Employee agrees to cooperate with the Company by signing any necessary documents and taking any other steps necessary to effectuate Employee’s resignation from the Board, if applicable, and from any other position or office Employee may hold with the Company or any of its Affiliates. In addition, upon termination of Employee’s employment for any reason, the Company shall pay Employee the Accrued Amounts. The Accrued Amounts will be paid within the time required by applicable law. The impact of the termination of Employee’s employment on the Employee’s participation in the Company’s health plans is addressed in Section 5.3 and Section 5.4.

5.3.Termination by Employee.

(a)Resignation Independent of a Change in Control Event. If Employee resigns and a Change in Control Event has not occurred in the prior 12 months, then (irrespective of whether the resignation was with or without Good Reason): (i) Employee shall receive no further compensation or remuneration of any kind other than the Accrued Amounts; and (ii) at the end of the month in which the resignation takes effect, Employee shall cease to be covered under or permitted to participate in or receive any of the benefits described in Section 3.4, except that, if Employee is enrolled and participating in the Company’s health benefit plans at the time of termination, the Company will allow Employee to continue as a member of those plans at Employee’s expense in accordance with the terms of those plans and the Consolidated Omnibus Budget Reconciliation Act (COBRA) for the legally required benefit continuation period.

(b)Good Reason Resignation Within 12 Months of a Change in Control Event. If Employee resigns for Good Reason within twelve (12) months after a Change in Control Event, Employee will be entitled to receive, in addition to the Accrued Amounts, Change in Control Severance Benefits. All payments and benefits under this section, except for

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the Accrued Amounts, shall: (1) require Employee to execute and return (and not revoke) a separation agreement containing a general release, the form and substance of which are acceptable to the Company; and (2) be subject to Section 5.6 and Section 5.7(b).

5.4.Termination by the Company.

(a)Without Cause Within 12 Months After a Change in Control Event. If the Company terminates Employee’s employment without Cause within 12 months after a Change in Control Event, then in lieu of any other payments, rights or benefits under Section 5.4(a), Employee will be entitled to receive Change in Control Severance Benefits in addition to the Accrued Amounts. All payments and benefits under this section, except for the Accrued Amounts, shall: (1) require Employee to execute and return (and not revoke) a separation agreement containing a general release, the form and substance of which are acceptable to the Company; and (2) be subject to Section 5.6 and Section 5.7(b).

(b)Without Cause Not Within 12 Months After a Change in Control Event. If the Company terminates Employee’s employment without Cause (other than within 12 months after a Change in Control Event), then Employee will be entitled to receive Severance Benefits in addition to the Accrued Amounts. All payments and benefits under this section, except for the Accrued Amounts, shall: (1) require Employee to execute and return (and not revoke) a separation agreement containing a general release, the form and substance of which are acceptable to the Company; and (2) be subject to Section 5.6 and Section 5.7(b).

(c)For Cause. If the Company terminates Employee’s employment for Cause at any time, Employee shall: (i) receive no further compensation or remuneration of any kind (including any Base Salary or Bonus hereunder) other than the Accrued Amounts; and
(ii) at the end of the month in which the termination takes effect, cease to be covered under or be permitted to participate in or receive any of the benefits described in Section 3.4, except that, if Employee is enrolled and participating in the Company’s health benefit plans at the time of termination, the Company will allow Employee to continue as a member of those plans at
Employee’s expense in accordance with the terms of those plans and the Consolidated Omnibus Budget Reconciliation Act (COBRA) for the legally required benefit continuation period.

5.5.Termination upon Death or Inability to Work.

(a)Death. Employee’s employment shall terminate immediately upon Employee’s death. In the event of Employee’s death during the course of Employee’s employment with the Company, the Company will pay the Employee’s estate the Accrued Amounts.

(b)Inability to Work. Except as otherwise provided by applicable law, the Company may terminate Employee’s employment in the event Employee is Unable to Work. In the event of Employee’s death or termination by the Company due to Employee being Unable to Work, Employee shall receive: (a) the Accrued Amounts, and (b) in the event that
Employee is enrolled in any of the Company’s group health benefits plans as of the effective date of Employee’s termination, then Employee and Employee’s eligible dependents, if any, shall

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remain eligible to continue their participation in such plans for a period of twelve (12) months after Employee’s date of termination, subject to the eligibility and other terms and conditions of such plans, except that the Company will pay the full premiums otherwise payable for such coverage during such 12 month period.

5.6.General Release and Compliance Required. Employee’s receipt of any right, payment or benefit under Section 5.3(b) or Section 5.4(a) or Section 5.4(b) is subject to and conditioned upon: (a) Employee’s execution and delivery to the Company of a separation agreement (that Employee does not revoke) containing a general release, the form and substance of which are acceptable to the Company; and (b) Employee’s reaffirmation of and continuing compliance with Employee’s contractual and legal obligations to the Company, as expressly set forth in the Confidentiality, Non-Disclosure and Non-Competition Agreement attached as Exhibit A.

5.7.Section 409A.

(a)Purpose. This section is intended to help ensure that compensation paid or delivered to Employee pursuant to this Agreement either is paid in compliance with, or is exempt from, IRC Section 409A. However, the Company does not warrant to Employee that all compensation paid or delivered to Employee for Employee’s services will be exempt from, or paid in compliance with, Section 409A.

(b)Amounts Payable On Account of Termination. For the purposes of determining when amounts otherwise payable on account of Employee’s termination of employment under this Agreement will be paid, which amounts become due because of
Employee’s termination of employment, “termination of employment” or words of similar import, as used in this Agreement, shall be construed as the date that Employee first incurs a “separation from service” for purposes of Section 409A on or following termination of employment. Furthermore, if Employee is a “specified employee” of a public company as determined pursuant to Section 409A as of Employee’s termination of employment, any amounts payable on account of Employee’s termination of employment that constitute deferred compensation within the meaning of Section 409A and that are otherwise payable during the first six months following Employee’s termination (or prior to Employee’s death after termination) shall be paid to Employee in a cash lump-sum on the earlier of: (i) the date of Employee’s death; or (ii) the first business day of the seventh calendar month immediately following the month in which Employee’s termination occurs.

(c)Series of Payments. Any right to a series of installment payments shall be treated as a right to a series of separate payments.

(d)Interpretative Rules. In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

5.8.Participation in Other Severance Plans. Employee agrees and acknowledges that Employee shall not be eligible to participate in or have any right to

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compensation or benefits pursuant to the Company’s Change in Control Severance Plan (or any successor plan thereto) or any other Severance Plan issued by the Company.

5.9.Exclusivity. In the event Employee’s employment is terminated for any reason, Employee (and Employee’s eligible dependents, if any) shall not be entitled to any payments or benefits from the Company or any of its Affiliates except as specifically set forth in this Section 5.

Section 6.    Federal Excise Tax.

6.1.General Rule. Employee’s payments and benefits under this Agreement and all other arrangements or programs related thereto shall not, in the aggregate, exceed the maximum amount that may be paid to Employee without triggering golden parachute penalties under Section 280G of the Code, and the provisions related thereto with respect to such payments. If Employee’s benefits must be cut back to avoid triggering such penalties, such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced. If an amount in excess of the limit set forth in this Section is paid to Employee, Employee must repay the excess amount to the Company upon demand, with interest at the rate provided in Section 1274(b)(2)(B) of the Code. Employee and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits Employee receives.

6.2.Exception. Section 6.1 shall apply only if it increases the net amount Employee would realize from payments and benefits subject to Section 6.1 after payment of income and excise taxes by Employee on such payments and benefits.

6.3.Determinations. The determination of whether the golden parachute penalties under Section 280G of the Code and the provisions related thereto shall be made by counsel chosen by Employee and reasonably acceptable to the Company. All other determinations needed to apply this Section 6 shall be made in good faith by the Company’s independent auditors.

Section 7.    Company Computers, Property and Records. Employee agrees to handle all Company property in accordance with the Company’s policies and procedures. Employee’s authorization to access the Company’s computer systems is limited and use of such systems to compete or prepare to compete with the Company constitutes unauthorized access that is strictly prohibited. All records received or created by Employee in the course of employment related to the Company’s business (such as but not limited to, email, notes, files, contact lists, agendas, drawings, maps, specifications, and calendars) are the property of the Company.

Section 8.    Resolution of Disputes. Employee and the Company hereby agree that, except for disputes regarding alleged or anticipated violations of the Confidentiality, Non-

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Disclosure and Non-Competition Agreement attached as Exhibit A, any and all disputes between them shall be resolved solely in accordance with the Mutual Agreement to Arbitrate Disputes on an Individual Basis attached as Exhibit B and, to the greatest extent permitted by law, Employee and the Company expressly waive their respective right to a trial by jury for any and all such disputes between them.

Section 9.    General.

9.1.No Conflict. Employee represents and warrants that Employee has not entered, nor will Employee enter, into any other agreements that restrict Employee’s ability to fulfill Employee’s obligations under this Agreement.

9.2.Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the state of Employee’s assigned primary office location during the last six months of Employee’s employment with the Company, without regard to the conflicts of law principles.

9.3.Binding Effect. This Agreement shall extend to and be binding upon
Employee, Employee’s legal representatives, heirs and distributees and upon the Company, its successors and assigns regardless of any change in the business structure of the Company.

9.4.Assignment. The Company’s rights and obligations under this Agreement, including the restrictions in the Confidentiality, Non-Disclosure and Non-Competition Agreement attached as Exhibit A, shall automatically transfer with any sale, transfer or other disposition of all or substantially all of its assets, stock or business. Employee consents to that transfer. Employee may not assign any rights or obligations under this Agreement without the Company’s prior written consent.

9.5.Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including all Employee’s prior Agreements, except this Agreement does not supersede the Confidentiality, Non-Disclosure and Non-Competition Agreement attached as Exhibit A or the Mutual Agreement to Arbitrate Disputes on an Individual Basis attached as Exhibit B. Nor does this Agreement supersede any Award Agreement (as that term is defined in the Company’s Equity Incentive Plan) between Employee and the Company. No waiver, modification or change of any provision of this Agreement shall be valid unless in writing and signed by both parties.

9.6.Waiver. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement.

9.7.Severability. If any provision of this Agreement shall be unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its

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terms in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

9.8.Notices. All notices pursuant to this Agreement shall be in writing and shall be sent by prepaid certified mail, return receipt requested or by recognized air courier service addressed as follows:

(i)If to the Company to:

Amicus Therapeutics, Inc. 1 Cedar Brook Drive
Cranbury, New Jersey 08512 c/o    CEO or General Counsel
(ii)If to Employee to:

David Clark
at the address identified herein or in Employee’s personnel records,

or to such other addresses as may hereinafter be specified by notice in writing by either of the parties, and shall be deemed given three (3) business days after the date so mailed or sent.

9.9.Compliance. If reasonably requested in writing, Employee agrees within fifteen (15) business days to provide the Company with an executed IRS Form 4669 (Statement of Payments Received) with respect to any taxable amount paid to Employee by the Company.

9.10.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

9.11.Knowing and Voluntary Nature of Agreement. Employee acknowledges and agrees that Employee is executing this Agreement knowingly and voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and fully understands it. Employee further agrees that Employee has been provided an opportunity to seek, and has received, the advice of an attorney of Employee’s choice (at Employee’s expense) before signing this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                         /s/ David Clark
David Clark

AMICUS THERAPEUTICS, INC.

By: /s/ John Crowley

Name: John Crowley Title: Chairman & CEO

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EXHIBIT A

CONFIDENTIALITY, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

EXHIBIT B
MUTUAL AGREEMENT TO ARBITRATE DISPUTES ON AN INDIVIDUAL BASIS

EXHIBIT C
JOB DESCRIPTION